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                                                                  EXHIBIT 23.9



                                 August 13, 1998


Board of Directors
Simon DeBartolo Group, Inc.
115 West Washington Street
Indianapolis, Indiana 46204

Dear Members of the Board:

            We hereby consent to the use of our opinion letter dated February 19, 1998, to the Board of Directors of Simon DeBartolo Group, Inc. (the "Company"), included as Annex B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed business combination between the Company, Corporate Property Investors, Inc., and Corporate Realty Consultants, Inc., and to the references therein to such opinion under the captions "THE PROPOSED MERGER AND RELATED MATTERS - Recommendation of the SDG Board of Directors; Reasons for the Merger" and "THE PROPOSED MERGER AND RELATED MATTERS - Opinion of Financial Advisor to SDG."

            In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    MERRILL LYNCH, PIERCE, FENNER &
                                       SMITH INCORPORATED